Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2012

Fourth Quarter Revenue Increased 8.4% to $65.0 Million

Fourth Quarter Income from Continuing Operations Grew 120% to $7.3 Million

Fourth Quarter Gross Margin Improved 490 Basis Points to 48.3%

Full Year 2012 Income from Continuing Operations Increased 325% to $10.6 million

VANCOUVER, WASHINGTON, March 4, 2013—Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2012.

Net sales for the fourth quarter of 2012 totaled $65.0 million, an 8.4% increase compared to $60.0 million in the same quarter of 2011. Gross margin for the fourth quarter of 2012 improved 490 basis points to 48.3%, compared to 43.4% for the same quarter in 2011. The increase in gross margin was primarily due to sales of higher margin products in the Direct channel. Operating margin for the fourth quarter of 2012 improved 310 basis points to 11.8% compared to 8.7% in the same period last year.

Income from continuing operations for the fourth quarter of 2012 was $7.3 million, compared to $3.3 million for the same period last year. Income per diluted share from continuing operations for the fourth quarter of 2012 increased to $0.23, compared to $0.11 for the same quarter a year ago. The strong improvement in results from continuing operations primarily reflects improved gross margins and higher operating income from the Company’s Direct business.

For the full year ended December 31, 2012, net sales were $193.9 million, a 7.5% increase compared to $180.4 million in 2011. Income from continuing operations in 2012 was $10.6 million, compared to $2.5 million last year. Income per diluted share from continuing operations in 2012 was $0.34, compared to $0.08 last year.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report strong fourth quarter and full year 2012 financial results. Solid improvements in revenue, gross margins, and net income reflect our successful execution on many of the key initiatives we established for 2012. In the fourth quarter, our Direct business continued to perform very well, underscoring the steadily growing demand for our products as well as our ability to leverage certain fixed costs and improve our gross margins. Our Retail business in the fourth quarter was impacted by an overall weaker retail environment for fitness equipment and the timing of new product placements with certain key retailers. The challenging retail market environment reinforces the direction we took during 2012 to focus our product development efforts on an entirely new lineup of cardio products which are scheduled for introduction this coming fall season. Early indications are positive in terms of the potential Retailer receptivity to this new line of products. We also ended the year with a strong balance sheet which reflects the improved cash flow and provides us the financial flexibility to make strategic and selective investments in our business going forward.”

For the fourth quarter of 2012, the Company reported net income (including discontinued operation) of $13.6 million, or $0.44 per diluted share, compared to $3.2 million, or $0.10 per diluted share, for the fourth quarter of 2011. Net income for the fourth quarter of 2012 included $6.2 million from the non-cash recognition of currency translation adjustments related to foreign entities of the discontinued operation. Excluding recognition of currency translation adjustments, net income for the fourth quarter of 2012 was $7.4 million, or $0.24 per diluted share.

For the full year 2012, the Company reported net income (including discontinued operation) of $16.9 million, or $0.55 per diluted share, compared to net income of $1.4 million, or $0.05 per diluted share, for 2011. Net income for 2012 included $6.2 million from the non-cash recognition of currency translation adjustments related to foreign entities of the discontinued operation. Excluding recognition of currency translation adjustments, net income for 2012 was $10.7 million, or $0.35 per diluted share.

Mr. Cazenave continued, “As we begin 2013, we are encouraged by the overall position of our more efficient business platform and expanding portfolio of products. New products will continue to be a key driver of the growth and profitability improvement in the business. While it is still early, we are pleased with the initial consumer reception to our newest products and are optimistic that they will contribute to our top and bottom lines in coming quarters.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $41.4 million in the fourth quarter of 2012, an increase of 30.7% over the comparable period last year, reflecting strong demand for the Company’s cardio products driven by increased advertising and call center effectiveness and higher U.S. consumer credit approval rates. U.S. credit approval rates rose to 37% in the fourth quarter of 2012, up from 30% for the same period last year. Fourth quarter 2012 sales also benefitted from sales of CoreBody Reformer following its relaunch in the third quarter of 2012.

Operating income for the Direct segment improved to $6.5 million for the fourth quarter 2012, compared to $1.6 million for the fourth quarter 2011. This improvement reflects stronger sales as well as a 330 basis point improvement in Direct segment gross margin. Gross margin for the Direct business was 58.9% for the fourth quarter of 2012, compared to 55.6% in the fourth quarter of last year. Direct business gross margins benefitted from better product mix of higher margin cardio sales and less promotional activity in 2012.

Net sales for the Retail segment were $21.8 million in the fourth quarter 2012, compared to $26.5 million in the fourth quarter last year. Fourth quarter retail sales were impacted by a soft overall retail environment for fitness equipment along with the timing of product placements with certain retail partners.

Operating income for the Retail segment was $3.7 million, compared to $5.1 million in the fourth quarter last year. Retail gross margin was 24.1% in the fourth quarter of 2012, compared to 25.0% in the same quarter of last year. Retail margins were adversely affected by less absorption of fixed costs due to the lower volumes in the quarter versus the same period last year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

The Company ended 2012 in a strong financial position. As of December 31, 2012, the Company had cash and cash equivalents of $23.2 million and no debt, compared to cash and cash equivalents of $17.4 million and $5.6 million of debt at year end 2011. Working capital was $25.4 million as of December 31, 2012, compared to $19.4 million at year end 2011. Inventory as of December 31, 2012 was $18.8 million, compared to $11.6 million as of December 31, 2011. The Company took a more aggressive inventory position than in past years which helped support the sales growth experienced in Q4. We expect inventories to decline as we move into the slower part of the year and we will continue to invest strategically to support new products and existing product opportunities.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the fourth quarter and year ended December 31, 2012 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, March 4, 2013. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 738-1032 in North America and international listeners may call (212) 231-2930. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Linda M. Pearce, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, March 4, 2013, through 6:30 p.m. ET, March 18, 2013. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21647755.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus ®, Bowflex ®, TreadClimber ®, Schwinn ®, Schwinn Fitness TM and Universal ®. Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial trends; future operating results; future plans for introduction of new products; expected declines in inventory levels and the timing thereof, future demand for the Company’s products, growth in revenues, leverage of operating expenses, and continued improvement in operating margins. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2012 and 2011:

Results of Operations Information	Three months ended December 31,		Twelve months ended December 31,
(Unaudited and in thousands, except per share amounts)	2012	2011	2012	2011
Net sales	$65,029	$59,985	$193,926	$180,412
Cost of sales	33,606	33,953	102,889	101,953

Gross profit	31,423	26,032	91,037	78,459

Operating expenses:
Selling and marketing	17,560	15,893	58,617	54,494
General and administrative	4,997	4,040	17,669	17,143
Research and development	1,206	887	4,163	3,223
Total operating expenses	23,763	20,820	80,449	74,860

Operating income	7,660	5,212	10,588	3,599
Other expense, net	(67)	(95)	(172)	(412)

Income from continuing operations before income taxes	7,593	5,117	10,416	3,187
Income tax expense (benefit)	328	1,822	(226)	686

Income from continuing operations	7,265	3,295	10,642	2,501
Income (loss) from discontinued operation, net of income taxes	6,309	(121)	6,241	(1,081)

Net income	$13,574	$3,174	$16,883	$1,420

Income (loss) per diluted share:
Continuing operations	$0.23	$0.11	$0.34	$0.08
Discontinued operation	0.21	(0.01)	0.21	(0.03)
Net income	0.44	0.10	0.55	0.05
Weighted average shares outstanding:
Basic	30,916	30,747	30,851	30,746
Diluted	30,996	30,759	30,974	30,776

SEGMENT INFORMATION

The following table presents comparative net sales by segment for the three months ended December 31, 2012 and 2011:

Net Sales by Segment	Three months ended December 31,		Change
(Unaudited and in thousands)	2012	2011	$	%
Direct	$41,434	$31,707	$9,727	30.7%
Retail	21,834	26,501	(4,667)	(17.6)%
Royalty income	1,761	1,777	(16)	(0.9)%

Total net sales	$65,029	$59,985	$5,044	8.4%

The following table presents comparative operating results by segment for the three months ended December 31, 2012 and 2011:

Operating Income (Loss) by Segment	Three months ended December 31,
(Unaudited and in thousands)	2012	2011	Change
Direct	$6,511	$1,615	$4,896
Retail	3,673	5,069	(1,396)
Unallocated corporate	(2,524)	(1,472)	(1,052)

Total operating income (loss)	$7,660	$5,212	$2,448

The following table presents comparative net sales by segment for the twelve months ended December 31, 2012 and 2011:

Net Sales by Segment	Twelve months ended December 31,		Change
(Unaudited and in thousands)	2012	2011	$	%
Direct	$124,978	$107,061	$17,917	16.7%
Retail	63,891	68,591	(4,700)	(6.9)%
Royalty income	5,057	4,760	297	6.2%

Total net sales	$193,926	$180,412	$13,514	7.5%

The following table presents comparative operating results by segment for the twelve months ended December 31, 2012 and 2011:

Operating Income (Loss) by Segment	Twelve months ended December 31,
(Unaudited and in thousands)	2012	2011	Change
Direct	$12,479	$2,954	$9,525
Retail	7,855	9,489	(1,634)
Unallocated corporate	(9,746)	(8,844)	(902)

Total operating income (loss)	$10,588	$3,599	$6,989

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2012 (unaudited) and 2011:

Balance Sheet Information	As of December 31,
(In thousands)	2012	2011
Assets
Cash and cash equivalents	$23,207	$17,427
Trade receivables, net	21,767	23,780
Inventories	18,787	11,601
Prepaids and other current assets	6,126	5,279

Total current assets	69,887	58,087
Property, plant and equipment, net	6,138	4,405
Goodwill	2,940	2,873
Other intangible assets, net	14,666	16,716
Other assets	680	732

Total assets	$94,311	$82,813

Liabilities and Stockholders’ Equity
Trade payables	$32,753	$28,563
Accrued liabilities	8,171	7,218
Warranty obligations, current portion	2,278	1,803
Deferred income tax liabilities	1,275	1,064

Total current liabilities	44,477	38,648
Long-term notes payable	—	5,598
Income taxes payable, non-current	2,812	3,658
Deferred income tax liabilities, non-current	1,484	1,434
Warranty obligations, non-current	214	214
Other long-term liabilities	1,998	1,308
Stockholders’ equity	43,326	31,953

Total liabilities and stockholders’ equity	$94,311	$82,813